Exhibit 99.4

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the common shares of Gildan Activewear Inc., a Canadian corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: January 8, 2024

Browning West, LP

By:	/s/ Samuel Green
	Name:	Samuel Green
	Title:	Chief Compliance Officer and Chief Financial Officer

/s/ Usman Nabi
Usman Nabi